UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 6, 2007

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IGI, INC.
(Exact Name of Registrant as Specified in Charter)

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Delaware	001-08568	01-0355758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

105 Lincoln Avenue Buena, New Jersey 08310 (Address of Principal Executive Offices) (Zip Code)

(856) 697-1441 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry Into a Material Definitive Agreement

      On February 6, 2007 the Registrant and Pharmachem Laboratories, Inc.("Pharmachem") entered into a subscription agreement pursuant to which the Registrant agreed to sell to Pharmachem 1,500,000 shares ("Shares") of its common stock, $.01 par value ("Common Stock") at $1 per share for gross proceeds of $1,500,000, subject to the approval for listing of the shares on the American Stock Exchange prior to April 1, 2007. At the time of such approval, the Registrant will be required to pay a financial advisor $25,000 in its Common Stock, $112,500 in cash and issue to the financial advisor a warrant to purchase 150,000 shares of its Common Stock at an exercise price of $1.00 per shares expiring three years from issuance. In addition to payment of the financial advisor, the Registrant will use the proceeds of the sale for general working capital purposes.

The Registrant is party to a loan agreement with Univest Management EPSP ("Univest"), an entity controlled by Frank Gerardi, Chaiman of the Board of the Registrant and the Registrant's former Chief Executive Officer. As of the date hereof, the Registrant owes Univest approximately $1.16 million in principal and accrued interest on a note maturing February 28, 2007, secured by real property. The Registrant has long intended to repay such note from the consummation of a sale-leaseback/sale transaction regarding such real property. However, if the sale leaseback transaction/sale transation does not occur prior to the closing of the transaction with Pharmachem, the Registrant may also use the proceeds of the sale of the Shares contemplated herein to repay the note issued to Univest.

      The Registrant will issue the Common Stock in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended and/or Regulation D promulgated under the Securities Act of 1933.

Item 3.02. Sale of Unregistered Equity Securities.

Item 1.01 is hereby incorporated by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IGI, INC.

	By:	/s/ Carlene Lloyd

Carlene Lloyd Vice President of Finance

Date: February 12, 2007

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